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                                                                    EXHIBIT 99.4


                               EXCHANGE OFFER FOR
            OUTSTANDING 3.75% CONVERTIBLE SUBORDINATED NOTES DUE 2007

                                 IN EXCHANGE FOR

       6.52% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE DECEMBER 31, 2009



AND THE SALE OF UP TO $50,000,000 OF 6.52% CONVERTIBLE SENIOR SUBORDINATED NOTES
                         DUE DECEMBER 31, 2009 FOR CASH


                         WHICH WILL BE REGISTERED UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED,
                                PRIOR TO CLOSING

                                       OF

                                 ALKERMES, INC.

To Our Clients:


      Enclosed for your consideration is a Preliminary Prospectus, dated November 26, 2002 (the "Prospectus"), and the related Letter of Transmittal (the "Letter of Transmittal"), relating to the offer (the "Exchange Offer") of Alkermes, Inc. (the "Company") to exchange its 6.52% Convertible Senior Subordinated Notes due December 31, 2009 (the "New Notes"), for its outstanding 3.75% Convertible Subordinated Notes due 2007 (the "Existing Notes"), upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal. Capitalized terms not defined herein are defined in the Prospectus.


      This material is being forwarded to you as the beneficial owner of the Existing Notes held by us for your account but not registered in your name. A tender of such Existing Notes may only be made by us as the holder of record and pursuant to your instructions.

      Accordingly, we request instructions as to whether you wish us to tender on your behalf the Existing Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal. You are also eligible to purchase additional New Notes for cash. If you wish to purchase New Notes for cash, you should give your indication of interest to U.S. Bancorp Piper Jaffray at (877) 420-2321, Attention: Jeffrey Winaker or Brian Sullivan.


      Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Existing Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 pm, New York City time, on December 24, 2002, unless extended by the Company (the "Expiration Date"). Any Existing Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.


      Your attention is directed to the following:

      1.    The Exchange Offer is for any and all Existing Notes.

      2. If you elect to tender Existing Notes in the Exchange Offer, you will be eligible to offer to buy additional New Notes for cash.


      3. The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned "The Exchange Offer - Conditions for Completion of the Exchange Offer."

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      4.    Any transfer taxes incident to the transfer of Existing Notes from the holder to the Company will be paid by the Company, except as otherwise provided in the Instructions in the Letter of Transmittal.


      5. The Exchange Offer expires at 5:00 pm, New York City time, on December 24, 2002, unless extended by the Company.


      If you wish to have us tender your Existing Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. Please DO NOT complete the Letter of Transmittal. It is furnished to you for information only and may not be used directly by you to tender Existing Notes.

      Holders who tender Existing Notes may offer to purchase up to $50.0 million aggregate principal amount of additional New Notes for cash pursuant to the Cash Offer. See the "Cash Offer of Additional New Notes" section of the Prospectus.

      Holders who are interested in purchasing additional New Notes in the Cash Offer should give their indication of interest directly to U.S. Bancorp Piper Jaffray at (877) 420-2321, Attention: Jeffrey Winaker or Brian Sullivan.
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                          INSTRUCTIONS WITH RESPECT TO
                               THE EXCHANGE OFFER

      The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by Alkermes, Inc. with respect to its Existing Notes.

      This will instruct you to tender the Existing Notes indicated below (or, if no number is indicated below, all Existing Notes) held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

      Please tender the Existing Notes held by you for my account in the principal amounts as indicated below:

            3.75% Convertible Subordinated Debentures due 2007

            Tender $ __________ (principal amount)*

            [ ] Please do not tender any Existing Notes held by you for any account.

            Dated: ___________________________, 2002

Signature(s): __________________________________________________________________

Print name(s) here:  ___________________________________________________________

(Print Address(es)):  __________________________________________________________

(Area Code and Telephone Number(s)):  __________________________________________

(Tax Identification or Social Security Number(s)):  ____________________________

*Must be in denominations of $1,000 or any integral multiple thereof.

      None of the Existing Notes held by us for your account will be tendered unless we receive written instructions from you to do so. After receipt of instructions to tender, unless we receive specific contrary instructions we will tender all the Existing Notes held by us for your account.